Apollo Education Group Appoints Dana Born to Board of Directors
PHOENIX - March 21, 2014 - Apollo Education Group, Inc. (NASDAQ: APOL) today announced that Retired Air Force Brig. Gen. Dana Born, Ph.D., has been appointed to the company’s board of directors. Dr. Born will serve as an independent director of the company, and will serve on the audit and compensation committees of the board of directors.
“We are pleased Dr. Born has agreed to join our board,” said Peter Sperling, chairman of the Apollo Education Group board of directors. “Dana’s distinguished leadership in the U.S. Air Force, along with her expertise in domestic and international postsecondary institutions, will benefit the company. As a lecturer in public policy, and a former high level policymaker in higher education and the military, she will help bring critical insights relating to the issues faced by veterans, active duty servicemembers and their families.”
Dr. Born is currently a lecturer in public policy at the Center for Public Leadership at Harvard University’s John F. Kennedy School of Government. She previously served two terms as dean of the faculty at the U.S. Air Force Academy where she was also a professor and head of the Academy’s Behavioral Sciences and Leadership Department.
Dr. Born has also served as assistant director for recruiting research and analysis in the Office of Assistant Secretary of Defense for Force Management Policy in the U.S. Department of Defense, and commanded the 11th Mission Support Squadron at Bolling Air Force Base in Washington, D.C. She served in Afghanistan in support of Operation Enduring Freedom. A 1983 graduate with distinction of the U.S. Air Force Academy, she holds a master’s degree in experimental psychology from Trinity University, a master’s degree in research psychology from the University of Melbourne, and a doctoral degree in industrial and organizational psychology from Penn State University. She has received the Air Force Distinguished Service Medal, the Legion of Merit and the Defense Meritorious Service Medal.
About Apollo Education Group, Inc.
Apollo Education Group, Inc. is one of the world’s largest private education providers and has been in the education business since 1973. Through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development, Western International University and College for Financial Planning, Apollo Education Group offers innovative and distinctive educational programs and services, online and on-campus, at the undergraduate, masters and doctoral levels. Its educational programs and services are offered throughout the United States and in Asia, Australia, Latin America and Europe, as well as online throughout the world.
For more information about Apollo Education Group, Inc. and its subsidiaries, call (800) 990-APOL or visit www.apollo.edu.

Investor Relations Contacts:
Beth Coronelli, (312) 660-2059
beth.coronelli@apollo.edu

Erin Kelly, (602) 557-3830
erin.kelly@apollo.edu
Media Contact:
Ryan Rauzon, (916) 599-2911
ryan.rauzon@apollo.edu